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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated February 21, 2002 relating to the financial statements and financial statement schedules included in Item 8 of this Annual Report on Form 10-K of Consolidated Edison, Inc. ("Con Edison") in: (i) the Registration Statement on Form S-3 (No. 333-84156) relating to the Con Edison Automatic Dividend Reinvestment and Cash Payment Plan; (ii) the Registration Statement on Form S-8 (No. 333-04463-99) relating to the Con Edison 1996 Stock Option Plan; (iii) the Registration Statement on Form S-8 (No. 333-48475) relating to The Consolidated Edison Discount Stock Purchase Plan; and (iv) the Registration Statement on Form S-3 (No. 333-72264) relating to debt securities of Consolidated Edison, Inc.

PricewaterhouseCoopers LLP
New York, NY
March 27, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS